CUBIC                                                            9870 Plano Road
ENERGY                                                         Dallas, TX  75238
INC.                                                        Phone: (972)686-3963
                                                              Fax: (972)681-9687
                                                 Website: www.cubicenergyinc.com
                                                                  OTCBB: QBIK.OB

October, 2006

Dear Shareholder,

For the first time in Company history, I believe that Cubic Energy, Inc., OTCBB:QBIK.OB, has the right oil and gas development opportunities to build significant value. A substantial portion of an oil and gas company's value is in its reserves and its ability to develop new reserves. Reserves are the estimated amount of oil and gas a well may produce or that may be produced from the undeveloped or undrilled acreage the company owns. This information is presented in a third party registered engineering report prepared for the Company by The Scotia Group, Inc.

The Company has formed a substantial acreage position in an extraordinary resource play/development area known as the Cotton Valley of Northwest Louisiana, southwest of Shreveport just east of the Texas state line. Our current acreage of 6,300 acres continues to grow, rivaling many of the larger independents in the play such as Chesapeake, Goodrich Petroleum, Comstock Resources and numerous other public and private companies. This play allows the Company continued drilling opportunities without having to determine or define each geologic aspect of every well drilled because the formations we are drilling cover a very large area of East Texas and North Louisiana. This reduces the geologic risk of development like that associated with an exploration project.

We currently have three producing wells and three additional wells waiting on completion operations that have resulted in proved reserves of approximately 2.8 Bcf of natural gas equivalent based on our most recent reserve report at June 30, 2006. This amount represents an increase of 833% over the prior year proved reserves of approximately 0.3 Bcf. Without drilling any new wells we expect that our proved reserves will grow to an estimated 9.0 Bcf* with a present value of future net cash flows discounted at 10% (PV 10) of approximately $13 million* just from existing wells. Moreover, we believe that each new well we drill has the potential of adding a significant amount of proved reserves to the Company. By drilling only 3 new wells, for example, we have the possibility of adding approximately 18.2 Bcf* to proved reserves, which equates to a present value of future net cash flows with a PV 10 value of approximately $20 million* and the company has over 100 well locations remaining on its current leasehold by spacing them at 160 acres.

Based on the number of outstanding common shares of the Company (42,450,768 shares at June 30, 2006), this additional amount equates to approximately $0.47 per share. This can be done due to the fact that while we are drilling for gas in the Cotton Valley at around 10,000' we are also finding several other commercial formations with oil and gas in them from 5,500' down to 10,000'. This has added many more opportunities for us and to our ability to build value.

This information is important to you so that you fully understand the current status of the Company. Management believes that with the appropriate financing, which the company is pursuing with its relationships in the financial community, the Company will be positioned to add additional production and reserves. By adding this production and reserves, the Company can add value for its stockholders. The best support of a public company's stock is its stockholders.

I encourage you to visit our Company's website at www.cubicenergyinc.com or you may call our offices Monday through Friday 8A-5P CT at (972) 686-0369 should you have any questions.



Sincerely yours,



Calvin A. Wallen, III
President and Chief Executive Officer

CUBIC
ENERGY
INC.

*Amounts are derived from the April 1, 2006, SPE reserve report prepared by The Scotia Group, Inc. and were based on an average natural gas price of approximately $5.84 per mcf. Using a lower price for natural gas would result in lower overall estimates. Cubic's Engineering Reserve Reports, which are the documents that estimate the amount of oil and gas the Company owns, were prepared this year by The Scotia Group, Inc., a full service, independent firm providing advisory services to the oil and gas industry for over 20 years. Scotia specializes in technical and economic analysis of projects, properties and companies, providing not only traditional consulting services, but also strategic advice. Some of their clients include, TEXACO, UNOCAL, Kerr-McGee, Haynes and Boone and Devon Energy, which is the largest natural gas producing company in the United States. Scotia's staff comprises professionals with engineering, geological, economic and computing skills. Their multidisciplinary approach and broad domestic and international experience base allows Scotia to provide, clients like Cubic, a strategic perspective and evaluation with a competitive edge.



[Map of Louisiana indicating locations of gas wells omitted]




INFORMATION  ABOUT  FORWARD  LOOKING   STATEMENTS:   This  disclosure   includes
statements, which may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project," "expect," or similar expressions. These statements are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, future trends in mineral prices, the availability of capital for development of mineral projects and other projects, acceptance of the Company's products and services in the marketplace, competitive factors, dependence upon third-party vendors, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the company undertakes no obligation to update these statements for revision or changes after the date of this disclosure. There can be no assurance that any transactions or activities discussed in this disclosure will be consummated.